Exhibit 10.7
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of September 14, 2009, by and among VERISK ANALYTICS, INC. (“Verisk”), INSURANCE SERVICES OFFICE, INC., a Delaware corporation (“ISO”), and Frank J. Coyne (“Executive”).
WITNESSETH:
     WHEREAS, Executive is currently employed as Chairman, President, and Chief Executive Officer of both Verisk and ISO (each, a “Company Party”); and
     WHEREAS, Executive was previously employed by ISO under the terms of an Employment Agreement dated as of July 1, 2000; and
     WHEREAS, Executive, Verisk, and ISO (each, a “Party”) mutually desire to replace the aforementioned Employment Agreement and to provide for Executive’s continued employment under the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the parties hereto agree as follows:
     1. Employment Term. Executive shall be employed as the Chairman, President, and Chief Executive Officer of both Company Parties on the terms and subject to the conditions set forth herein for a term continuing through and until December 31, 2012 (the “Term”), or such earlier date as Executive’s employment under this Agreement is terminated in accordance with Section 6 hereof; provided, however, that Executive’s employment hereunder shall be extended for additional one-year periods unless, at least 120 days prior to the end of the Term or any one-year extension thereof, either (x) each Company party gives notice to Executive that it is electing not to further extend his employment hereunder, or (y) Executive gives notice to each Company Party that he is electing not to further extend his employment hereunder.
     2. Duties of Executive
          (a) As Chairman, President, and Chief Executive Officer of the Company Parties, Executive shall have responsibility for the day to day operations of the Company Parties and for development and implementation of their business plans and strategies. Executive shall report to the Boards of Directors of ISO and Verisk. Under the Restated Certificate of Incorporation of ISO, Executive in his capacity as Chairman and Chief Executive Officer shall serve on the Board, subject to the rights vested in its stockholders to amend such Certificate of Incorporation. Executive agrees to serve on the Boards of Directors of the Company Parties without additional compensation.
          (b) Executive shall diligently and to the best of his abilities assume, perform, and discharge the duties and responsibilities of Chairman, President and Chief Executive Officer, as well as such other specific duties and responsibilities as the Boards shall assign or delegate to Executive from time to time and shall comply with any and all written rules and procedures of the Company Parties as may be in effect from time to time. Executive shall devote substantially all of his normal and customary working time to the performance of his duties as set forth herein and shall not, without the prior written consent of the Boards, accept other employment or render or perform other services for compensation, or have any direct or indirect ownership interest in any other business, other than in the form of publicly traded securities constituting less than five percent (5%) of the outstanding securities of a corporation (determined by vote or value) or limited partnership interests constituting less than five percent

(5%) of the value of any such partnership. The foregoing shall not preclude Executive from engaging in charitable, professional, or personal investment activities, provided that such activities do not materially interfere with Executive’s performance of his duties and responsibilities hereunder.
     3. Compensation
          (a) Base Compensation. Subject to the terms and provisions of Section 6 hereof, Verisk shall pay to Executive for all services to be rendered by Executive hereunder an annual salary (the “Base Compensation”) of ONE MILLION AND NO ONE-HUNDREDTHS DOLLARS ($1,000,000.00), payable not less frequently than monthly. Such salary shall be reviewed not less frequently than annually by the Compensation Committee of the Verisk Board with a view to making such adjustments as the Board deems equitable and appropriate based on Executive’s performance and the over all profitability and revenue growth of the Company Parties.
          (b) Incentive Award. Executive shall participate in the Verisk Short Term Incentive program and shall be eligible to earn an annual incentive award (“Incentive Award”)

determined in accordance with the terms and provisions of that program, provided, however, that such Incentive Award shall be: (i) computed on a calendar year basis; (ii) subject to a minimum payment for performance at target equal to 100% of Base Compensation (the “Minimum Target Incentive Award”) and a maximum payment of 300% of Base Compensation in all events. The Verisk Compensation Committee shall determine the financial and other goals to be used to measure Executive’s performance, shall establish the target performance goal for purposes of determining the amount of the annual bonus, and shall advise Executive of such criteria and such target performance goal in writing prior to March 31 of each such year. Within sixty (60) days after the end of each calendar year, the Verisk Compensation Committee shall, in its sole discretion, determine and approve Executive’s Incentive Award with respect to such calendar year. The Incentive Award shall be paid in a lump sum not later than March 15 of the calendar year immediately following the year with respect to which the Award is earned (or as soon thereafter as practicable but in all events no later than the last day of the calendar year following the year in which the Award is earned).
          (c) Stock Options. Executive shall be entitled to receive certain options to purchase shares of Verisk Class A Common Stock as provided herein as a form of long term incentive compensation (the “Options”). The Options are not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code and the Parties agree that the Options shall be treated as a non-qualified stock option for all purposes. Except as expressly provided in this Agreement, the Options shall be granted subject to and in conformity with the provisions of the Verisk Analytics, Inc. 2009 Equity Compensation Plan, as the same may be amended from time to time (the “2009 Plan”), and Verisk’s standard form of non-qualified stock option agreement, to be entered into by Executive and Verisk.
               (i) Prior Grant. Executive was previously granted options to purchase 50,000 shares of ISO Class A Common Stock in 2005, of which 10,000 shares were an acceleration of an option grant that otherwise would have been made in 2008 and 10,000 shares were an acceleration of an option grant that otherwise would have been made in 2009. These shares were awarded pursuant to the terms of the Stock Option Agreement for Frank J. Coyne, as amended effective March 1, 2006 (the “Coyne Grant Agreement”). Those options shall remain in effect subject to Executive’s continuing employment with ISO and shall vest and become exercisable in accordance with the terms of the Coyne Grant Agreement.

               (ii) New Grants. Subject to his continuing employment with the Company Parties, Executive shall, effective January 1, 2010, become eligible for annual grants of Options in each of calendar years 2010, 2011 and 2012 respectively as determined by Verisk’s Compensation Committee in its sole discretion under the terms of the 2009 Plan generally, but with certain special terms as described in Subsection 3(c)(iii) below (the “New Grant Options”). The Compensation Committee shall notify Executive of its determination with respect to each such potential grant not later than March 15 of the calendar year immediately following (or as soon thereafter as practicable, but in all events no later than the last day of such following calendar year). The number of shares subject to each such annual grant shall be determined so as to represent a fair market value (based upon the Black Scholes valuation method) as of the grant date in a range between 150% and 450% of Executive’s Base Compensation as of the grant date, in accordance with the following:
                    (A) The number of shares subject to Executive’s Option shall be determined by taking Executive’s then current Base Compensation, (1) multiplied by the applicable percentage (between 150% and 450% as determined by the Compensation Committee), (2) divided by the appropriate Black Scholes value per share of a stock option for

Verisk Common Stock as of the close of business on the grant date, as determined by the Verisk Compensation Committee.
                    (B) The exercise price for Executive’s New Grant Options shall be no less than the fair market value of Verisk’s Common Stock as of the applicable grant date. For this purpose, “fair market value” shall be determined by such methods and procedures as are established by the Verisk Compensation Committee, provided that if Verisk’s Common Stock is traded on a U.S. securities exchange on the applicable grant date, “fair market value” shall mean the closing price of the stock on such exchange on the grant date.
                    (C) Any New Grant Option to be awarded to Executive shall become vested and exercisable under the same vesting schedule applicable to other senior executives of the Company, subject to Subsection 3(c)(iii) below.
                    (D) Any New Grant Option to be awarded to Executive shall have a maximum term of ten (10) years.
               (iii) Special Vesting and Exercise Rules. Notwithstanding any provision in either Company Party’s standard form of non-qualified stock option agreement to the contrary:

                    (A) Vesting. If Executive continues to be employed by the Company Parties as of December 31, 2012 and then retires (as such term is defined under the 2009 Plan) , then any New Grant Options which remain unvested at that time shall immediately vest as of December 31, 2012 (or his date of retirement if later) and shall remain exercisable for the balance of their original term.
                    (B) Net Exercise. Any New Grant Options shall provide that, with the approval of the Verisk Compensation Committee (which may be given in its sole discretion), the option may be exercised by delivering to Executive shares of Common Stock having a value equal to the excess, if positive, of the fair market value (as defined in the 2009 Plan) of the Common Stock being exercised, on the date of exercise, over the exercise price of the option for such Common Stock as set forth above.
          (d) Special IPO Stock Option Grant.
               (i) The Company Parties shall, effective as of the close of business on the day immediately prior to the effective time of Verisk’s initial public offering of its Common Stock (“IPO”), grant to Executive an option to purchase a number of shares of Common Stock (the “IPO Option”) determined by taking Twenty Million Dollars ($20,000,000) divided by the

IPO offering price per share. The exercise price for the IPO Option shall be the IPO offering price.
               (ii) Executive understands and agrees that the promise to grant the IPO Option provided for herein is contingent upon Verisk’s IPO becoming effective on or before December 31, 2012. In the event that Verisk’s IPO has not become effective on or before December 31, 2012, this Subsection 3(d) shall be of no force and effect, and Executive shall have no right or interest in or to the IPO Option.
               (iii) Executive further understands and agrees that the promise to grant the IPO Option provided for herein is further contingent upon the Executive (A) signing this Agreement, and (B) continuing to be employed by the Company Parties on the grant date.
               (iv) The IPO Option, once granted, shall not become vested and exercisable unless and until Executive remains in employment with the Company Parties through December 31, 2012. Provided that Executive does remain in employment with the Company Parties through December 31, 2012, the IPO Option shall vest in its entirety on that date. Notwithstanding the foregoing, in the event that a Termination of Executive’s Employment occurs in accordance with Section 6.1 or Section 6.3 of this Agreement before December 31,

2012, a pro rata portion of the IPO Option shall become fully vested and exercisable as of the date of the termination, based on the number of full calendar months from January 1, 2008 through December 31 of the year in which the termination occurs, divided by sixty (60), and remain exercisable for the remainder of its term. In that event, any shares that are acquired pursuant to the IPO Option shall not be sold, transferred, pledged, assigned or otherwise alienated, hypothecated or disposed of in any manner prior to December 31, 2012. Any attempt to effect any sale, transfer, pledge, assignment or disposition of any such shares prior to December 31, 2012 and/or in violation of any established Company policy shall be null and void and of no force or effect whatsoever. In the event of termination of Executive’s employment prior to December 31, 2012 for any reason other than as specified in Section 6.1 or Section 6.3, then the IPO Option shall terminate.
               (v) The IPO Option to be awarded to Executive under this Subsection 3(d) shall have a maximum term of ten (10) years and shall, except as expressly set forth in this Subsection 3(d) and Subsection 3(c)(iii)(B) (net exercise feature), be provided in all respects subject to and in conformity with the provisions of the 2009 Plan, and Verisk’s standard form of non-qualified stock option agreement, to be entered into by Executive and Verisk.

               (vi) All Common Stock acquired under this Subsection 3(c) and (d) may not, during the three (3) year period following the effective time of Verisk’s initial public offering (the “Holding Period”), be sold, transferred, pledged, assigned or otherwise alienated, hypothecated or disposed of in any manner. The shares shall also be subject to any holding or blackout period restrictions or similar policies, which may be established by Verisk’s Board of Directors in its reasonable discretion from time to time to help ensure compliance with legal requirements or material corporate initiatives (such as a secondary public offering). Any attempt to effect any sale, transfer, pledge, assignment or disposition of the Shares or any portion thereof prior to the expiration of the Holding Period and/or in violation of any established Company policy shall be null and void and of no force or effect whatsoever.
     4. Other Benefits.
          (a) Executive shall be entitled to participate in the various benefit plans or arrangements established and maintained by the Company Parties from time to time and applicable to senior executive officers upon the terms and conditions of such plans or arrangements, including, but not by way of limitation, vacation pay, health and major medical insurance, and retirement plans. In addition, Executive shall be entitled to receive (i) the personal and corporate use of an appropriate automobile or comparable reimbursement with respect to an automobile owned or leased by Executive, (ii) reimbursement of expenses incurred with respect to two club memberships, and (iii) whole life insurance coverage insuring the life of Executive with a death benefit in an amount at least equal to $500,000 payable to such beneficiary as Executive may from time to time designate. The Company Parties agree not to borrow against such policy or to take any actions which would reduce the death benefit payable under the policy.
          (b) The Company Parties shall have the right to deduct from any payment made to Executive under this Agreement any federal, state or local income or other taxes required by law to be withheld with respect to such payment or any other payment or transfer made for the benefit of Executive or any Related Person.
     5. Expense Reimbursement. Executive shall be entitled to reimbursement by the Company Parties for all reasonable and customary travel and other business expenses incurred by Executive in carrying out his duties under this Agreement, in accordance with the general reimbursement policies adopted by the Company Parties from time to time. Executive shall report all such expenditures not less frequently than monthly accompanied by adequate records and such other documentary evidence as required by Federal or state tax statutes or regulations governing the substantiation of such expenditures.
     6. Termination of Employment. Executive’s employment hereunder shall continue in full force and effect until the earlier of (x) December 31, 2012 or the end of any subsequent one-year extension pursuant to Section 1 above, or (y) the date on which Executive’s employment is terminated pursuant to this Section 6. Either party may terminate Executive’s employment with the Company Parties by written notice to the other party effective as of the date specified in such notice, and Executive’s employment shall automatically terminate in the event of Executive’s death, disability or other termination of employment by either party. Upon termination of Executive’s employment, the rights of the parties under this Agreement shall be determined pursuant to this Section 6 and, with respect to the Options, pursuant to Subsection 3(c) and (d).

     6.1 Death and Disability. In the event of the death of Executive or, at the Company Parties’ election, in the event of his Permanent Disability (as defined below), during the term of this Agreement and while Executive is in the employ of the Company Parties, Executive’s employment shall terminate and the Company Parties’ obligations shall be deemed discharged; provided, however, that:
          (a) Verisk shall pay to Executive or his personal representatives, heirs or beneficiaries as the case may be, (i) any unpaid salary, including credited but unused vacation pay accrued up to the date of such termination, (ii) any unpaid bonus described in Subsection 3(b) with respect to the calendar year immediately prior to the year in which Executive’s employment terminates, and (iii) a pro-rata portion of the Incentive Award for the calendar year in which Executive’s employment terminates determined by Verisk’s Compensation Committee on the basis of actual performance results at year end and adjusted by multiplying the applicable Incentive Award by a fraction, the numerator of which is the number of days in the calendar year prior to the date of termination and the denominator of which is 365, and (iv) in the event of Executive’s Permanent Disability, a lump sum payment in the amount of 200% of Executive’s then current Base Compensation together with an amount equal to the Minimum Target Incentive Award for one year.
          (b) The rights of Executive or his personal representatives, heirs or beneficiaries under any employee benefit plan (as such term is defined in ERISA), including any benefits which shall have accrued and vested under the terms of any plan described in Section 4, shall be determined by the terms of such plans or policies applicable in the event of death or disability, provided that in the event of Executive’s Permanent Disability, the Company Parties shall also transfer to Executive ownership of the whole life insurance policy maintained as required under Section 4.
          (c) The rights of Executive with respect to the Options and Option Shares shall be determined under Section 3 above. For purposes of this Agreement, the term “Permanent Disability” means a physical or mental condition of Executive which, as determined by Verisk’s Compensation Committee in its sole discretion, is expected to continue for a period of 120 days or longer and which renders Executive incapable of performing the essential functions of his positions with reasonable accommodation.

     6.2 Termination by the Company Parties For Cause. In the event of (i) any material failure by Executive to perform his duties which persists uncured for a ninety (90) day period after written notice to Executive setting forth in detail the duties which the Company Parties allege Executive has failed to perform, (ii) commission by Executive of a felony, a crime involving moral turpitude or the perpetration by Executive of a common law fraud, (iii) any willful act or omission by Executive which is materially injurious to the financial condition or business reputation of either Company Party, or (iv) if, as a result of any knowing or grossly negligent misconduct of Executive, either of the Company Parties is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under applicable securities laws, the Boards of the Company Parties may, by a vote of two-thirds of the directors other than Executive, terminate Executive’s employment for cause by written notice to Executive effective as of the date of such notice. Upon such termination, the Company Parties shall have no further obligations under this Agreement other than for the payment of any accrued but unpaid salary, any unpaid bonus described in Subsection 3(b) which was earned prior to the date of such termination, and unused vacation time accrued prior to the date of such termination.

     6.3 Termination by the Company Parties Other Than For Cause. In the event that Executive’s employment is terminated by either or both of the Company Parties for any reason not described in Subsections 6.1 or 6.2 above, the obligations of the Company Parties shall be deemed discharged upon such termination, provided, however, that:
          (a) Verisk shall pay to Executive or his personal representatives, heirs, or beneficiaries, as the case may be, (i) any unpaid salary, including credited but unused vacation pay accrued up to the date of such termination, (ii) any unpaid Incentive Award described in Subsection 3(b) which was earned prior to such termination, (iii) a pro rata portion of the Incentive Award for the calendar year in which the termination occurs, to be determined by Verisk’s Compensation Committee on the basis of actual performance results at year end and adjusted by multiplying the applicable Incentive Award by a fraction, the numerator of which is the number of days in the calendar year prior to the date of termination and the denominator of which is 365, and (iv) an amount equal to the lesser of (A) 400% of Executive’s then current Base Compensation, with this sum to be paid in twenty-four (24) equal monthly installments, or (B) monthly payments equal to one-sixth of Executive’s then current Base Compensation for each month remaining from the termination date through December 31, 2012 or December 31 of any subsequent year into which Executive’s employment has been extended hereunder (“Separation Pay”). Notwithstanding the foregoing, in the event that Executive should violate any of the restrictive covenants set forth in Sections 7, 8, 9 or 10 of this Agreement (the “Restrictive Covenants”), then (i) the Company Parties shall have no obligation to make any further installment payments of the Separation Pay, (ii) any options held by Executive which remain unexercised shall automatically terminate, and (iii) Executive shall reimburse the Company Parties the amount of any payment in settlement of any options exercised by Executive within a period of ninety days prior to Executive’s initial conduct in violation of the Restrictive Covenants.
          (b) The rights of Executive or his personal representatives, heirs or beneficiaries under any employee benefit plan (as such term is defined in ERISA), including any benefits which shall have accrued and vested under the terms of any plan described in Section 4, shall be determined by the applicable terms of such plans, provided that the Company Parties shall also transfer to Executive ownership of the whole life insurance policy maintained by the Company Parties as required under Section 4.

          (c) The rights of Executive with respect to the Options shall be determined under Section 3 above.
          (d) For the avoidance of doubt, any election of either or both of the Company Parties not to extend the Term of Executive’s employment for an additional one-year period pursuant to Section 1 above shall not be considered a Termination Other Than For Cause, and shall not entitle Executive to receive the Separation Pay described above.
          (e) In the event that Executive resigns his Employment as a direct consequence of (i) any material diminution in Executive’s duties and responsibilities as Chairman, President or Chief Executive Officer without Executive’s consent, (ii) a material reduction in base salary, except for across-the-board reduction of not more than 10% applicable to all senior executives, (iii) a material reduction in the Minimum Target Incentive Award opportunity, except for across-the-board reduction applicable to all senior executives, (iv) a reduction in aggregate benefits under employee benefit plans of at least 5%, (v) a relocation of Executive’s principal place of employment by more than 40 miles from its current location if it also materially increases Executive’s commute, or (vi) in the event of a Change in Control as defined in Section 409A of the Internal Revenue Code, the failure of the successor to the Company Parties to assume this Agreement, such termination shall be deemed a termination by the Company Parties under this Subsection 6.3 provided that Executive has, within sixty (60) days following the occurrence of any such event, provided written notice to the Company Parties or their successors of such occurrence and the Company Parties or their successors have not, within a period of thirty (30) days following its receipt of such notice, corrected such occurrence; provided, that any change to Executive’s title(s), duties, or compensation that is required by applicable law or regulation shall not be considered a termination by either of the Company Parties under this Subsection 6.3 and shall not entitle Executive to receive the Separation Pay described above.
          (f) If a termination of Executive’s employment under the circumstances defined in subsection (e) above should occur within two years following the consummation of a Change In Control as defined in Section 409A of the Internal Revenue Code, then (i) the amount due to Executive as Separation Pay shall be made in a single lump sum payment, and (ii) the pro rata Incentive Award payable to Executive for the year in which such termination occurs shall be equivalent to the Minimum Target Incentive Award.

     6.4 Voluntary Resignation by Executive.
          (a) In the event that Executive resigns his employment hereunder other than pursuant to Subsection 6.3 or as a direct result of his death or Permanent Disability (as described in Subsection 6.1 above), the Company Parties shall have no further obligation under this Agreement other than for the payment of (i) any accrued but unpaid salary through the date of such resignation, (ii) any unpaid bonus described in Subsection 3(b) which was earned prior to the date of such termination, and (iii) accrued unused vacation time.
          (b) The rights of Executive under any employee benefit plan (as such term is defined in ERISA) in which he was participating immediately prior to such termination shall be determined by the applicable terms of such plan.
          (c) The rights of Executive with respect to the Options shall be determined under Section 3(c) above.
     6.5 Obligation to Provide Release. Except in the case of Executive’s death, all obligations of the Company Parties hereunder which arise upon the termination of this Agreement and all obligations of the Company Parties under Section 3 shall be expressly contingent upon Executive’s continued compliance with the Restrictive Covenants herein and upon Executive providing the Company Parties with a general release from all claims upon the termination of his employment.
     6.6 Compliance With Internal Revenue Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code or shall comply with the requirements of such provision; provided however that in no event shall the Company Parties be liable to Executive for or with respect to any taxes, penalties or interest which may be imposed upon Executive pursuant to Section 409A. To the extent that any amount payable pursuant to Section 6.1(a) (severance upon termination due to Permanent Disability), Section 6.3(a) (severance upon termination other than for cause) or Section 6.3(e) (severance upon voluntary resignation for good reason) constitutes a “deferral of compensation” subject to Section 409A (a “409A Payment”), then, (i) the term “termination of employment” shall be interpreted consistent with the term “separation from service” within the meaning of section Treasury Regulation §1.409A-1(h), but only to the extent strictly necessary to establish a time of payment that complies with

Section 409A, without altering any of the provisions of this Agreement that may cause Executive’s rights to such compensation to become unconditional (such as an involuntary termination of employment from one or both Company Parties without cause or a voluntary resignation from one or both Company Parties under circumstances that entitle Executive to Separation Pay as described above), and (ii) if on the date of Executive’s “separation from service,” as such term is defined in Treasury Regulation Section 1.409A-1(h)(1), from the Company Parties (his “Separation from Service”), Executive is a “specified employee,” as such term is defined in Treasury Regulation Section 1.409A-1(i), as determined from time to time by the Company Parties, then such 409A Payment shall not be made to the Executive prior to the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death. The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, with interest at the Company Parties’ cost of borrowing, on the first business day following the end of the six (6) month period or following the date of Executive’s death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in this Section 6.

     7. Confidentiality. Executive acknowledges that by virtue of his employment with the Company Parties, he has or may be exposed to or has had or may have access to confidential information of the Company Parties regarding their businesses (whether or not developed by Executive), including, but not limited to, algorithms, source code, system designs, data formats, customer lists or records, customer information, mark-ups, project materials, information regarding independent contractors, marketing techniques, supplier information, accounting methodology, Creations (as hereinafter defined) or other information which gives, or may give, the Company Parties an advantage in the marketplace against their competitors (all of the foregoing are hereinafter referred to collectively as the “Proprietary Information” except for information which was in the public domain when acquired or developed by the Company Parties, or which subsequently enters the public domain other than as a result of a breach of this or any other agreement or covenant). Executive further acknowledges that it would be possible for Executive to use the Proprietary Information to unfairly benefit himself or other individuals or entities. Executive acknowledges that the Company Parties have expended considerable time and resources in the development of the Proprietary Information and that the Proprietary Information has been disclosed to or learned by Executive solely in connection with Executive’s employment with the Company Parties. Executive acknowledges that the Proprietary Information constitutes a proprietary and exclusive interest of the Company Parties, and, therefore, Executive agrees that during the term of his employment and after the termination thereof, for whatever reason, Executive shall not directly or indirectly disclose the Proprietary Information to any person, firm, court, governmental entity or agency, corporation or other entity or use the Proprietary Information in any manner, except in connection with the business and affairs of the Company Parties or pursuant to a validly issued and enforceable court or administrative order. In the event that any court, governmental agency, administrative hearing officer or the like shall request or demand disclosure of any Proprietary Information, Executive shall promptly notify the Company Parties of the same and cooperate with the Company Parties, at the Company Parties’ expense, to obtain appropriate protective orders in respect thereof. Executive further agrees to execute such further agreements or understandings regarding his agreement not to misuse or disclose Proprietary Information or Creations (as defined in Section 10 below) as the Company Parties may reasonably request.

     8. Non-Solicitation/Non-Competition. Executive covenants and agrees that, while employed by the Company Parties, and for a period of 24 months following the termination of his employment, for any reason whatsoever, he shall not:
          (a) directly or indirectly solicit for employment (by Executive or any other person), offer employment to, or employ or contract for the services of any person who was an employee of either of the Company Parties (i) at the time Executive’s employment with the Company Parties terminates, or (ii) at any time within three (3) months prior to such termination;
          (b) directly or indirectly solicit, for himself or on behalf of any other, the business of any person or entity who was a customer of either of the Company Parties at any time within a two-year period prior to the termination of Executive’s employment with the Company Parties;
          (c) without the written consent of the Company Parties’ Boards of Directors, directly or indirectly enter into any business relationship (either as principal, agent, board member, officer, consultant, employee, member, shareholder, or any other capacity) with any person, business or other entity that competes in any material respect with any material business activity conducted by either of the Company Parties or any of their affiliates. For purposes of this Subsection, a business competes with the material business activities of the Company Parties if it provides risk measurement, risk management or risk reduction services to its customers, including, but not limited to, supplying data, analytics, computer modeling, or decision support services.
     Upon the written request of Executive, the Company Parties’ Boards of Directors will advise Executive whether or not a specific activity which Executive is contemplating would violate the foregoing restriction, provided that (i) such request is made prior to Executive engaging in such activity and (ii) Executive provides the Boards with such information as the Boards determine is necessary to make such determination. The current and continuing effectiveness of any such determination shall be conditioned on all such information provided by Executive being complete and accurate in all material respects.
     9. Return of Materials. Executive shall, at any time upon the request of the Company Parties, and in any event upon the termination of his employment with the Company

Parties, for whatever reason, immediately return and surrender all originals and all copies, regardless of medium, of all algorithms, source code, system designs, data formats, forms, records, notes, memoranda, price lists, supplier lists, brochures, project materials, sales materials, manuals, letterhead, business cards and other property belonging to either Company Party or any of its clients, as the case may be, created or obtained by Executive as a result of or in the course of or in connection with Executive’s employment with the Company Parties regardless of whether such items constitute Proprietary Information, provided that Executive shall be under no obligation to return price lists and other non-technical materials acquired from third parties which are generally available to the public. Executive acknowledges that all such materials are, and will remain, the exclusive property of the Company Parties.
     10. Creations and Other Matters(a)
          (a) Executive agrees that all materials, inventions, discoveries, improvements or the like which Executive, individually or with others, may originate, develop or reduce to practice while employed with the Company Parties relating to the business, services or products of the Company Parties, their actual or demonstrably anticipated research or development or any work performed by Executive for the Company Parties (individually, a “Creation” and collectively, the “Creations”) shall, as between the Company Parties and Executive, belong to and be the sole property of the Company Parties. Executive hereby waives any and all “moral rights,” including, but not limited to, any right to identification of authorship, right of approval on modifications or limitation on subsequent modification, that Executive may have in respect of any Creation. Executive further agrees, without further consideration, to promptly disclose each such Creation to the Company Parties and to such other individuals as the Company Parties may direct. Executive further agrees to execute and to join others in executing such applications, assignments and other documents as may be necessary or convenient to vest in the Company Parties or any client of the Company Parties, as appropriate, full title to each such Creation and as may be reasonably necessary or convenient to obtain United States and foreign patents or copyrights thereon to the extent the Company Parties or any client of the Company Parties, as appropriate, may choose. Executive further agrees to testify in any legal or administrative proceeding relative to any such Creation whenever requested to do so by the Company Parties, provided that the Company Parties agree to reimburse Executive for any reasonable expenses incurred in providing such testimony.

          (b) The foregoing covenant shall not apply to any Creation for which no equipment, supplies, facilities, or trade secret information of the Company Parties was used and which was developed entirely on Executive’s own time, unless (i) the Creation relates to (A) the business of the Company Parties or (B) any actual or reasonably anticipated research or development of the Company Parties or (ii) the Creation results from any work performed by Executive for the Company Parties.
     11. Remedies. Executive acknowledges that in the event his employment with the Company Parties terminates for any reason, he will be able to earn a livelihood without violating the Restrictive Covenants and that his ability to earn a livelihood without violating such covenants is a material condition to his employment with the Company Parties. Executive acknowledges that compliance with the Restrictive Covenants is necessary to protect the business, goodwill and Proprietary Information of the Company Parties and their clients and that a breach of these restrictions will irreparably and continually damage the Company Parties or their clients, such that money damages alone would not be adequate. Consequently, Executive agrees that, in the event that he breaches or threatens to breach any of these covenants, the Company Parties shall be entitled to a temporary, preliminary or permanent injunction in order to prevent the continuation of such harm. Nothing in this agreement, however, shall be construed to prohibit the Company Parties from also pursuing any other remedy either under this Agreement or at law, the parties having agreed that all remedies are to be cumulative. The parties expressly agree that the Company Parties may, in their sole discretion, choose to enforce the Restrictive Covenants to a lesser extent than that set forth herein.
     12. Indemnification. In the event that any claim is made by any other party against Executive arising from his employment, the Company Parties will indemnify Executive to the fullest extent permitted or authorized under the Articles of Incorporation or Bylaws of either Company Party or under applicable law.
     13. Disputes Arising Under This Agreement. In the event of any dispute regarding the Parties’ obligations under this Agreement, the Company Parties shall reimburse Executive for the reasonable attorneys’ fees incurred by Executive if Executive prevails in any litigation involving the resolution of any such dispute.
     14. Revision. The parties hereto expressly agree that in the event any of the provisions, covenants, warranties or agreements in this Agreement are held in any respect to be an unreasonable restriction upon Executive or otherwise invalid, for whatsoever cause, then the court so holding is hereby authorized to (a) reduce the territory to which said covenant, warranty or agreement applies, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement applies or (b) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.
     15. Severability. Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provision or the application thereof in any circumstances should be held invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.
     16. Binding Agreement; Assignment. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, personal representatives and assigns. The Company Parties shall have the right to assign this Agreement to any successor in interest to the business, or any part thereof, of the Company Parties or any joint venture or partnership to which either of the Company Parties is a joint venturer or general partner which conducts the Company Parties’ business. Executive shall not assign any of his obligations or duties hereunder and any such attempted assignment shall be null and void.
     17. Controlling Law; Jurisdiction. This Agreement shall be governed by, interpreted and construed according to the laws of the State of New Jersey (without regard to conflict of laws principles). Executive hereby consents to the jurisdiction of the state and Federal courts in the State of New Jersey in the event that any disputes arise under this Agreement.
     18. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, including all schedules and exhibits hereto, contains the entire agreement of the parties with regard to the subject matter hereof and is intended to supersede any prior agreements between the parties. Each such document may be amended only by an agreement in writing signed by the parties thereto.

     19. Additional Documents. In addition to the documents described in Section 7, each party hereto shall, from time to time, upon request of the other party, execute any additional documents which shall reasonably be required to effectuate the purposes hereof.
     20. Incorporation. The introductory recitals hereof are incorporated in this Agreement and are binding upon the parties hereto.
     21. Failure to Enforce. The failure to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provision hereunder by any other party shall not constitute a waiver of such party’s right to thereafter fully enforce each and every provision of this Agreement.
     22. Survival. Except as otherwise set forth herein, the obligations contained in this Agreement shall survive the termination, for any reason whatsoever, of Executive’s employment with the Company Parties.

     23. Headings. All numbers and headings contained herein are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any provision contained herein.
     24. Notices. All notices which are required, permitted or contemplated hereunder to be given or made shall be given or made in writing delivered in person or by certified mail (return receipt requested) to the Company Parties at 545 Washington Blvd., Jersey City, NJ, 07310-1686, Attention: Board of Directors, and to Executive at the address on the Company Parties’ records, or such other address as a party may designate in a notice delivered in accordance with this Section 24. Such notices shall be effective, in the case of personal delivery, upon such delivery; and, in the case of mailing by certified mail, on the second (2nd) business day after mailing thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

VERISK ANALYTICS, INC.

By	/s/ Kenneth E. Thompson

Kenneth E. Thompson
Senior Vice President, General
Counsel and Corporate Secretary

INSURANCE SERVICES OFFICE, INC.

By :	/s/ Kenneth E. Thompson

Kenneth E. Thompson
Senior Vice President, General
Counsel and Corporate Secretary

/s/ Frank J. Coyne

Frank J. Coyne

37